JETBLUE ANNOUNCES FIRST QUARTER 2017 RESULTS

NEW YORK (April 25, 2017) -- JetBlue Airways Corporation (NASDAQ: JBLU) today reported its results for the first quarter 2017:

•	Operating income of $147 million, a decline of 57.9% from the first quarter of 2016.

•	Pre-tax income of $126 million, a decrease of 60.9% from the first quarter of 2016.

•	First quarter net income of $85 million, or $0.25 per diluted share. This compares to JetBlue’s first quarter 2016 net income of $207 million, or $0.61 per diluted share.

Financial Performance

JetBlue reported first quarter operating revenues of $1.6 billion. Revenue passenger miles for the first quarter increased 3.9% to 11.4 billion on a capacity increase of 4.2%, resulting in a first quarter load factor of 83.9%, a 0.3 point decrease year over year.

Yield per passenger mile in the first quarter was 12.73 cents, down 5.5% compared to the first quarter of 2016. Passenger revenue per available seat mile (PRASM) for the first quarter 2017 decreased 5.8% year over year to 10.68 cents and operating revenue per available seat mile (RASM) decreased 4.8% year over year to 11.81 cents.

Compared with last year, operating expenses for the quarter increased 15%, or $190 million. Interest expense for the quarter declined 13.5%, or $4 million, as JetBlue continued to reduce its debt. JetBlue’s operating expense per available seat mile (CASM) for the first quarter increased 10.3% year over year to 10.73 cents. Excluding fuel, first quarter CASM1 increased 3.3% to 8.35 cents.

“We remain focused on executing the many initiatives we have underway to improve returns and drive shareholder value. In the near-term, we took quick actions in the first quarter to address RASM trends that were below our expectations. We have been encouraged by the initial results of those actions and expect to see further improvement in the second quarter. I want to add a special thanks to our over 20,000 crewmembers for their tireless efforts in making JetBlue an outstanding company.” said Robin Hayes, JetBlue’s President and CEO.

Fuel Expense and Hedging

In the first quarter JetBlue had hedges in place for approximately 10% of its fuel consumption. The realized fuel price in the quarter was $1.69 per gallon, a 44.1% increase versus first quarter 2016 realized fuel price of $1.17.

JetBlue has hedged approximately 10% of its second quarter and subsequent quarterly periods of 2017 using jet fuel swaps. Based on the fuel curve as of April 13th, JetBlue expects an average price per gallon of fuel, including the impact of hedges and fuel taxes, of $1.73 in the second quarter of 2017.

Liquidity and Cash Flow
JetBlue ended the quarter with approximately $1 billion in unrestricted cash and short term investments, or about 16% of trailing twelve month revenue. In addition, JetBlue maintains approximately $625 million in undrawn lines of credit.
During the first quarter, JetBlue repaid $49 million in regularly scheduled debt and capital lease obligations. JetBlue anticipates paying approximately $35 million in regularly scheduled debt and capital lease obligations in the second quarter 2017 and approximately $194 million for the full year 2017.
“I’m honored to take on the role of JetBlue’s Chief Financial Officer. JetBlue has a strong foundation and I’m excited by the opportunities in front of us to build an even stronger company for our customers, crewmembers and owners. My priority is helping to achieve a cost structure that leverages the full benefit of our scale and strong balance sheet.” said Steve Priest, JetBlue’s EVP Chief Financial Officer.
Second Quarter and Full Year Outlook
For further details see the Investor Update and the First Quarter 2017 Earnings Presentation available via the internet at http://investor.jetblue.com.

Capacity is expected to increase between 4% and 6% year over year in the second quarter 2017. For the full year 2017, JetBlue continues to expect capacity to increase between 5.5% and 7.5%.

RASM is expected to increase between 3% and 6% for the second quarter 2017 compared to the same period in 2016.

CASM excluding fuel is expected to grow between 4.5% and 6.5% for the second quarter of 2017. For the full year 2017, JetBlue continues to expect year over year CASM excluding fuel to grow between 1.5% and 3.5%.

JetBlue will conduct a conference call to discuss its quarterly earnings today, April 25, at 10:00 a.m. Eastern Time. A live broadcast of the conference call will also be available via the internet at http://investor.jetblue.com.

About JetBlue
JetBlue is New York's Hometown Airline®, and a leading carrier in Boston, Fort Lauderdale - Hollywood, Los Angeles (Long Beach), Orlando, and San Juan. JetBlue carries more than 38 million customers a year to 101 cities in the U.S., Caribbean, and Latin America with an average of 1,000 daily flights. For more information please visit www.jetblue.com.
Notes

(1)
Consolidated operating cost per available seat mile, excluding fuel and related taxes, and operating expenses related to other non-airline expenses (CASM Ex-Fuel) is a non-GAAP financial measure that we use to measure our core performance. Note A provides a reconciliation of non-GAAP financial measures used in this release and provides the reasons management uses those measures.

Forward Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 which represent our management's beliefs and assumptions concerning future events. When used in this document and in documents incorporated herein by reference, the words “expects,” “plans,” “anticipates,” “indicates,” “believes,” “forecast,” “guidance,” “outlook,” “may,” “will,” “should,” “seeks,” “targets” and similar expressions are intended to identify forward-looking statements. Forward-looking statements involve risks, uncertainties and assumptions, and are based on information currently available to us. Actual results may differ materially from those expressed in the forward-looking statements due to many factors, including, without limitation, our extremely competitive industry; volatility in financial and credit markets which could affect our ability to obtain debt and/or lease financing or to raise funds through debt or equity issuances; volatility in fuel prices, maintenance costs and interest rates; our ability to implement our growth strategy; our significant fixed obligations and substantial indebtedness; our ability to attract and retain qualified personnel and maintain our culture as we grow; our reliance on high daily aircraft utilization; our dependence on the New York and Boston metropolitan markets and the effect of increased congestion in these markets; our reliance on automated systems and technology; our being subject to potential unionization, work stoppages, slowdowns or increased labor costs; our reliance on a limited number of suppliers; our presence in some international emerging markets that may experience political or economic instability or may subject us to legal risk; reputational and business risk from information security breaches or cyber-attacks; changes in or additional government regulation; changes in our industry due to other airlines' financial condition; acts of war or terrorist attacks; global economic conditions or an economic downturn leading to a continuing or accelerated decrease in demand for domestic and business air travel; the spread of infectious diseases; adverse weather conditions or natural disasters; and external geopolitical events and conditions. It is routine for our internal projections and expectations to change as the year or each quarter in the year progresses, and therefore it should be clearly understood that the internal projections, beliefs and assumptions upon which we base our expectations may change prior to the end of each quarter or year.
Given the risks and uncertainties surrounding forward-looking statements, you should not place undue reliance on these statements. You should understand that many important factors, in addition to those discussed or incorporated by reference in this press release, could cause our results to differ materially from those expressed in the forward-looking statements. Potential factors that could affect our results include, in addition to others not described in this press release, those described in Item 1A of our 2016 Form 10-K under "Risks Related to JetBlue" and "Risks Associated with the Airline Industry". In light of these risks and uncertainties, the forward-looking events discussed in this press release might not occur.

JETBLUE AIRWAYS CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

(in millions, except per share amounts)
(unaudited)

	Three Months Ended
	March 31,		Percent
	2017	2016	Change
OPERATING REVENUES
Passenger	$1,451	$1,478	(1.8)
Other	153	138	10.4
Total operating revenues	1,604	1,616	(0.8)

OPERATING EXPENSES
Aircraft fuel and related taxes	323	215	50.2
Salaries, wages and benefits	466	435	7.1
Landing fees and other rents	95	85	12.1
Depreciation and amortization	105	91	14.4
Aircraft rent	26	28	(8.0)
Sales and marketing	60	64	(7.1)
Maintenance, materials and repairs	152	135	13.3
Other operating expenses	230	214	7.7
Total operating expenses	1,457	1,267	15.0

OPERATING INCOME	147	349	(57.9)

Operating margin	9.2%	21.6%	(12.4)	pts.

OTHER INCOME (EXPENSE)
Interest expense	(25)	(29)	(13.5)
Capitalized interest	2	2	26.6
Interest income and other	2	1	181.0
Total other income (expense)	(21)	(26)	(21.3)

INCOME BEFORE INCOME TAXES	126	323	(60.9)

Pre-tax margin	7.9%	20.0%	(12.1)	pts.

Income tax expense	41	116	(64.7)

NET INCOME	$85	$207	(58.8)

EARNINGS PER COMMON SHARE:
Basic	$0.25	$0.64
Diluted	$0.25	$0.61

WEIGHTED AVERAGE SHARES OUTSTANDING:
Basic	336.3	321.6
Diluted	338.2	341.7

JETBLUE AIRWAYS CORPORATION

COMPARATIVE OPERATING STATISTICS

(unaudited)

	Three Months Ended
	March 31,		Percent
	2017	2016	Change

Revenue passengers (thousands)	9,711	9,119	6.5
Revenue passenger miles (millions)	11,399	10,976	3.9
Available seat miles (ASMs) (millions)	13,580	13,029	4.2
Load factor	83.9%	84.2%	(0.3)	pts.
Aircraft utilization (hours per day)	11.9	12.1	(1.7)

Average fare	$149.41	$162.06	(7.8)
Yield per passenger mile (cents)	12.73	13.46	(5.5)
Passenger revenue per ASM (cents)	10.68	11.35	(5.8)
Revenue per ASM (cents)	11.81	12.41	(4.8)
Operating expense per ASM (cents)	10.73	9.73	10.3
Operating expense per ASM, excluding fuel (cents)(1)	8.35	8.08	3.3

Departures	85,724	81,239	5.5
Average stage length (miles)	1,079	1,109	(2.7)
Average number of operating aircraft during period	228.9	215.4	6.3
Average fuel cost per gallon, including fuel taxes	$1.69	$1.17	44.1
Fuel gallons consumed (millions)	191	183	4.2
Average number of full-time equivalent crewmembers	16,722	15,204	10.0

(1) Refer to Note A, Consolidated operating cost per available seat mile, excluding fuel (CASM Ex-Fuel) at the end of our Earnings Release for more information on this non-GAAP measure. CASM Ex-Fuel excludes fuel and related taxes, and operating expenses related to other non-airline expenses.

JETBLUE AIRWAYS CORPORATION

SELECTED CONSOLIDATED BALANCE SHEET DATA

(in millions)
	March 31,	December 31,
	2017	2016
	(unaudited)

Cash and cash equivalents	$438	$433
Total investment securities	608	628
Total assets	9,473	9,323
Total debt	1,337	1,384
Stockholders' equity	3,992	4,013

SOURCE: JetBlue Airways Corporation

Note A - Non-GAAP Financial Measures

JetBlue sometimes uses non-GAAP measures that are derived from the Consolidated Financial Statements, but that are not presented in accordance with generally accepted accounting principles (“GAAP”). JetBlue believes these metrics provide a meaningful comparison of our results to others in the airline industry and our prior year results.  Under the U.S. Securities and Exchange Commission rules, non-GAAP financial measures may be considered in addition to results prepared in accordance with GAAP, but should not be considered a substitute for or superior to GAAP results. The table below shows a reconciliation of non-GAAP financial measures used in this press release to the most directly comparable GAAP financial measures. It should be noted as well that our non-GAAP information may be different from the non-GAAP information provided by other companies.

Consolidated operating cost per available seat mile, excluding fuel and related taxes, and operating expenses (“CASM Ex-Fuel”). CASM is a common metric used in the airline industry. We exclude aircraft fuel and related taxes and operating expenses related to other non-airline expenses, such as JetBlue Technology Ventures, from operating cost per available seat mile to determine CASM Ex-Fuel. We believe CASM Ex-Fuel provides investors the ability to measure financial performance excluding items beyond our control such as fuel costs, which are subject to many economic and political factors beyond our control or not related to the generation of an available seat mile, such as operating expenses related to other non-airline expenses. We believe this measure is more indicative of our ability to manage costs and is more comparable to measures reported by other major airlines.

NON-GAAP FINANCIAL MEASURE

RECONCILIATION OF OPERATING EXPENSE PER ASM, EXCLUDING FUEL

(in millions, per ASM data in cents)

(unaudited)

	Three Months Ended
	March 31,
	2017		2016
	$	per ASM	$	per ASM

Total operating expenses	$1,457	$10.73	$1,267	$9.73
Less:
Aircraft fuel and related taxes	323	2.38	215	1.65
Other non-airline expenses	1	—	—	—
Operating expenses, excluding fuel	$1,133	$8.35	$1,052	$8.08

CONTACTS
JetBlue Investor Relations
Tel: +1 718 709 2202
ir@jetblue.com

JetBlue Corporate Communications
Tel: +1 718 709 3089
corpcomm@jetblue.com